Exhibit 10.13

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this "Agreement") is made and entered into effective as of December 31, 2009, among microHelix, Inc., an Oregon corporation ("microHelix"), Aequitas Capital Management, Inc., an Oregon corporation ("Aequitas") and CarePayment, LLC, an Oregon limited liability company ("CarePayment").

Recitals

The parties have entered into a series of agreements pursuant to which Aequitas and CarePayment have become the holders of Series D Preferred Stock (the "Series D Preferred Stock") issued by microHelix.  The parties wish to enter into this Agreement with regard to certain issues related to the Series D Preferred Stock.

Agreement

In consideration of the mutual promises ad covenants set forth in this Agreement, the parties agree as follows:

1.           SEC Expenses.  As long as Aequitas or CarePayment or any of their respective affiliates (collectively the “Aequitas Entities”) own any securities of microHelix, microHelix will pay all expenses incurred by or on behalf of the Aequitas Entities in connection with the preparation and filing with the Securities and Exchange Commission or other regulatory agencies of reports or other documents related to microHelix or any securities owned by the Aequitas Entities in microHelix.

2.           Failure to Redeem Series D Preferred Stock.  If microHelix fails to redeem the Series D Preferred Stock by January 31, 2013 in accordance with Section 4.1(b) of the Certificate of Designation for the Series D Preferred Stock, (i) Aequitas or its assignee(s) will have the right to exchange all of its 600,000 shares of Series D Preferred Stock for 55.5 membership units ("Units") of WS Technologies LLC, and CarePayment or its assignee(s) will have the right to exchange all of its 400,000 shares of Series D Preferred stock for 42.5 Units, and (ii) if Aequitas or CarePayment (or their respective assignee(s)) exercises its rights as described in this Section 2, microHelix will promptly cancel all exchanged shares of Series D Preferred Stock.  microHelix covenants that it will not transfer any of its Units so long as any shares of Series D Preferred Stock are held by the Aequitas Entities.

3.           General Provisions.

3.1           Further Assurances.  The parties will cooperate in taking such further action as may be appropriate to carry out the transactions contemplated by this Agreement.

3.2           Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.  The foregoing notwithstanding, neither party will be permitted to assign its rights or delegate its obligations under this Agreement to another party without the prior written consent of the other party to this Agreement.

3.3           Alterations and Waivers.  The waiver, amendment or modification of any provision of this Agreement or any right, power or remedy under this Agreement, whether by agreement of the parties or by custom, course of dealing or trade practice, will not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought.  No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions with respect to such occurrences.

3.4           Governing Law.  This Agreement will be construed, governed and enforced in accordance with the laws of the State of Oregon, without regard to its choice of law provisions.

3.5           Integration and Entire Agreement.  This Agreement sets forth the entire understanding among the parties and supersedes all previous and contemporaneous written or oral negotiations, commitments, understandings, and agreements relating to the subject matter of this Agreement and merge all prior and contemporaneous discussions between the parties.

3.6           Counterparts and Delivery.  This Agreement may be executed in counterparts.  Each counterpart will be considered an original, and all of them, taken together, will constitute a single Agreement.  This Agreement may be delivered by facsimile or electronically, and any such delivery will have the same effect as physical delivery of a signed original.  At the request of any party, the other party will confirm facsimile or electronic transmission signatures by signing an original document.

3.7           Attorney Fees.  In the event suit or action is instituted to interpret or enforce this Agreement, the prevailing party will be entitled to recover its attorney's fees, including those incurred on appeal, as determined by the court or arbitrator.

3.8           Specific Performance.  The parties acknowledge they would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would provide an inadequate remedy.  Accordingly, in addition to any other remedy at law or in equity, the nonbreaching party will be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce this Agreement without the need for posting any bond or other security.

3.9           Rules of Construction.  The parties have been represented by separate counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the parties drafting such agreement or document.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the Effective Date.

MICROHELIX:	MICROHELIX, INC.

	By	/s/ Brian A. Oliver
Brian A. Oliver
Secretary

AEQUITAS:	AEQUITAS CAPITAL MANAGEMENT, INC.

	By	/s/ Robert J. Jesenik
Robert J. Jesenik, President

CARE PAYMENT:	CARE PAYMENT, LLC
By Aequitas Capital Management, Inc., its Manager

	By	/s/ Robert J. Jesenik
Robert J. Jesenik, President